Exhibit 3.1

                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                    Delivered 04:37PM 01/08/2010
                                                        FILED 04:16PM 01/08/2010
                                                    SRV 100023216 - 4775130 FILE

                          CERTIFICATE OF INCORPORATION
                                       OF
                               UNSEEN SOLAR, INC.


     FIRST: The name of this corporation shall be: UNSEEN SOLAR, INC.

     SECOND: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958-9776, County of Sussex. The resident agent in charge thereof is Harvard Business Services, Inc.

     THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of authorized shares which the corporation is authorized to issue 100,000,000 shares of common stock having a par value of $0.000100 per share and 20,000,000 shares of preferred stock having a par value of $0.000100 per share.

     The number of authorized shares of preferred stock or of common stock may be raised by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitiled to vote thereon.

     All shares of common stock shall be identical and each share of common stock shall be entitled to one vote on all matters.

     The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of preferred stock in one or more series, and by filing a certiticate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions thereof.

     FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

     SIXTH: This corporation shall be perpetual unless otherwise decided by a majority of the Board of Directors.

     SEVENTH: In furthurance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws.

     EIGTH: The corporation reserves the right to amend or repeal any provision in this Certificate of Incorporation in the manner prescribed by the laws of Delaware.

     NINTH: The incorporator is Richard H. Bell in care of Harvard Business Services, Inc., whose mailing address is 16192 Coastal Highway, Lewes, DE 19958-9766.

     TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     I, Richard H. Bell, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate, and do certify that the facts herein stated are true; and have accordinly signed below, this 8th day of January, 2010.

Signed and Attested to by:


                                       /s/ Richard H. Bell
                                       -----------------------------------
                                       HARVARD BUSINESS SERVICES, INC.
                                       By Richard H. Bell, Incorporator